Exhibit 16.1

June 27, 2008

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

RE: New Ulm Telecom, Inc.

We have read the statements that we understand New Ulm Telecom, Inc. will include under Item 4 of the Form 8-K report it will file regarding the recent change of auditors. We agree with such statements made regarding our firm. We have no basis to agree or disagree with other statements made under Item 4.

Yours truly,

/s/ KIESLING ASSOCIATES LLP